Exhibit 3.1

CERTIFICATE OF FORMATION

OF

AB COMMERCIAL REAL ESTATE PRIVATE DEBT FUND, LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST: The name of the limited liability company formed hereby is AB Commercial Real Estate Private Debt Fund, LLC (the “Company”).

SECOND: The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, and the name of the registered agent for service of process located at such registered office is The Corporation Trust Company.

THIRD: This Certificate of Formation shall be effective on the date of filing with the Secretary of State of the State of Delaware.

IN WITNESS WHERE OF, the undersigned authorized person has duly executed this Certificate of Formation on the 1st day of June, 2021.

/s/ Bradford Stanley
Name: Bradford Stanley
Title: Authorized Person